Exhibit 4.4

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of June 10, 2021, by and among Thunder Bridge Acquisition II, Ltd., a Cayman Islands exempted company (the “Company”), Thunder Bridge II Surviving Pubco, Inc., a Delaware corporation (“New Pubco”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of August 8, 2019, and filed with the United States Securities and Exchange Commission on August 14, 2019 (the “Existing Warrant Agreement”; capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement);

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (a) 8,650,000 warrants to the Sponsor (collectively, the “Private Placement Warrants”) to purchase shares of the Company’s ordinary shares, par value $0.0001 per share (“Ordinary Shares”), simultaneously with the closing of the Offering, at a purchase price of $1.00 per Private Placement Warrant, with each Private Placement Warrant being exercisable for one Ordinary Share and with an exercise price of $11.50 per share and (b) 17,250,000 warrants to public investors in the Offering (collectively, the “Public Warrants”) to purchase Ordinary Shares, with each whole Public Warrant being exercisable for one Ordinary Share and with an exercise price of $11.50 per share;

WHEREAS, on December 14, 2020, a Transaction Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”) was entered into by and among the Company, New Pubco, TBII Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of New Pubco (“TBII Merger Sub”), ADK Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of New Pubco (“ADK Merger Sub”), ADK Service Provider Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of New Pubco (“ADK Service Provider Merger Sub”), ADK Blocker Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of New Pubco (“ADK Blocker Merger Sub”) (TBII Merger Sub, ADK Merger Sub, ADK Service Provider Merger Sub and ADK Blocker Merger Sub may be referred to herein, collectively, as the “Merger Subs”), Ay Dee Kay LLC, d/b/a indie Semiconductor, a California limited liability company (“Seller”), each of the corporate entities listed on Schedule 1to the Transaction Agreement holding membership units in Seller (each an “ADK Blocker” and collectively, the “ADK Blocker Group”), ADK Service Provider Holdco LLC, a Delaware limited liability company (“ADK Service Provider Holdco”), and, solely in his capacity as the Seller Securityholder Representative, Donald McClymont (the “Seller Securityholder Representative”);

WHEREAS, the Transaction Agreement provides, among other things, that the Company will domesticate from a Cayman Islands exempted company to a Delaware corporation (the “Domestication”) and immediately following the Domestication, TBII Merger Sub will merge with and into the Company with the Company continuing as the surviving entity and a subsidiary of New Pubco (the “Merger” and together with the Domestication and the other transactions contemplated by the Transaction Agreement, the “Transactions”), pursuant to which, among other things, (A) each Company share outstanding immediately prior to the Merger shall be automatically converted into the right to receive one share of validly issued, fully paid and non-assessable Class A common stock, par value $0.0001 per share, of New Pubco (“Class A Common Stock”), (B) all of the Private Placement Warrants owned by the Sponsor shall be automatically converted into a like number of warrants to purchase one share of Class A Common Stock, at the same contractual terms and conditions as were in effect immediately prior to the Domestication, and (C) each Public Warrant to purchase one Ordinary Share will automatically convert into a warrant to purchase one share of Class A Common Stock, on the same contractual terms and conditions as were in effect immediately prior to the Domestication, under the terms of the Existing Warrant Agreement as amended hereby;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, the board of directors of the Company has determined that the consummation of the transactions contemplated by the Transaction Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Transactions, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to New Pubco and New Pubco wishes to accept such assignment; and

WHEREAS, Sections 4.4 and 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders for the purpose of providing for a replacement of the securities upon reorganization and of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Assignment and Assumption; Consent.

1.1 Assignment and Assumption. The Company hereby assigns to New Pubco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Purchaser Merger Effective Time (as defined in the Transaction Agreement). New Pubco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Purchaser Merger Effective Time.

1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to New Pubco pursuant to Section 1.1 hereof effective as of the Purchaser Merger Effective Time, and the assumption of the Existing Warrant Agreement by New Pubco from the Company pursuant to Section 1.1 hereof effective as of the Purchaser Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Purchaser Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2. Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Purchaser Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders:

2.1 Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Thunder Bridge Acquisition II, Ltd., a Cayman Islands exempted company” and replacing it with “Thunder Bridge II Surviving Pubco, Inc., a Delaware corporation”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Thunder Bridge II Surviving Pubco, Inc. rather than Thunder Bridge Acquisition II, Ltd.

2.2 Recitals. The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on August 8, 2019, Thunder Bridge Acquisition II, Ltd. (“Thunder Bridge II”) entered into that certain Private Placement Warrants Purchase Agreement (the “Warrant Purchase Agreement”) with Thunder Bridge Acquisition II LLC, a Delaware limited liability company (the “Sponsor”) pursuant to which the Sponsor agreed to purchase an aggregate of 8,650,000 warrants (including those received by Sponsor in connection with the full exercise by the underwriters of their right to purchase additional units in connection with Thunder Bridge II’s Offering (as defined below) (the “Over-allotment Option”) simultaneously with the closing of the Offering (and the closing of the Over-allotment Option) bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant; and

WHEREAS, on August 13, 2019, Thunder Bridge II consummated its initial public offering (the “Offering”) of 34,500,000 units of Thunder Bridge II’s equity securities (the “Units”), each such Unit consisting of one ordinary share of Thunder Bridge II, par value $0.0001 per share (“Ordinary Shares”), and one-half of one warrant (the “Public Warrants” and, together with the Private Placement Warrants, the “Thunder Bridge II Warrants”) and, in connection therewith, Thunder Bridge II issued and delivered 17,250,000 Public Warrants to public investors in the Offering. Each whole Public Warrant entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per share; and

WHEREAS, Thunder Bridge II has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-232688 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the Ordinary Shares included in the Units; and

WHEREAS, the Company, Thunder Bridge II, TBII Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“TBII Merger Sub”), ADK Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“ADK Merger Sub”), ADK Service Provider Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“ADK Service Provider Merger Sub”), ADK Blocker Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“ADK Blocker Merger Sub”) (TBII Merger Sub, ADK Merger Sub, ADK Service Provider Merger Sub and ADK Blocker Merger Sub may be referred to herein, collectively, as the “Merger Subs”), Ay Dee Kay LLC, d/b/a indie Semiconductor, a California limited liability company (“Seller”), each of the corporate entities listed on Schedule 1 to the Transaction Agreement holding membership units in Seller (each an “ADK Blocker” and collectively, the “ADK Blocker Group”), ADK Service Provider Holdco LLC, a Delaware limited liability company (“ADK Service Provider Holdco”), and, solely in his capacity as the Seller Securityholder Representative, Donald McClymont (the “Seller Securityholder Representative”) are parties to that certain Transaction Agreement, dated as of December 14, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”); and

WHEREAS, the Transaction Agreement provides, among other things, (i) that Thunder Bridge II will domesticate from a Cayman Islands exempted company to a Delaware corporation (the “Domestication”) and immediately following the Domestication, TBII Merger Sub will merge with and into the Thunder Bridge II with Thunder Bridge II continuing as the surviving entity and a subsidiary of the Company (the “Merger” and together with the Domestication and the other transactions contemplated by the Transaction Agreement, the “Transactions”), pursuant to which, among other things, (A) each Thunder Bridge II share outstanding immediately prior to the Merger shall be automatically converted into the right to receive one share of validly issued, fully paid and non-assessable Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”), (B) all of the Private Placement Warrants owned by the Sponsor shall be automatically converted into a like number of warrants to purchase one share of Class A Common Stock, at the same contractual terms and conditions as were in effect immediately prior to the Domestication, and (C) each Public Warrant to purchase one Ordinary Share will automatically convert into a warrant to purchase one share of Class A Common Stock, on the same contractual terms and conditions as were in effect immediately prior to the Domestication, under the terms of the Existing Warrant Agreement as amended hereby; and

WHEREAS, on June 10, 2021, pursuant to the terms of the Transaction Agreement, Thunder Bridge II, the Company and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which Thunder Bridge II assigned this Agreement to the Company and the Company assumed this Agreement from Thunder Bridge II; and

WHEREAS, pursuant to the Transaction Agreement, the Warrant Assumption Agreement and Section 4.4 of this Agreement, effective as of the Effective Time (as defined in the Transaction Agreement), each of the issued and outstanding Thunder Bridge II Warrants were automatically converted for warrants to purchase one share of Class A Common Stock (subject to the terms and conditions of this Agreement) (each a “Warrant” and collectively, the “Warrants”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, conversion, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3 Reference to Class A Common Stock. All references to “Ordinary Share” in Sections 2.5 through 8.6 of the Existing Warrant Agreement and all Exhibits to the Existing Warrant Agreement shall mean “Class A Common Stock” or “shares of Class A Common Stock” as the context requires.

2.4 Reference to Warrant. All references to “Public Warrant” in Sections 2.3 through 9.8 of the Existing Warrant Agreement and all Exhibits to the Existing Warrant Agreement shall mean “Warrant”.

2.5 Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.6 No Fractional Warrants Other Than as Part of Units. Section 2.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“No Fractional Warrants. The Company shall not issue fractional Warrants. If a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.”

2.7 Transfer of Warrants. Section 5.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.8 Notices. Section 9.2 of the Existing Warrant Agreement is hereby amended in part to change the delivery of notices to the Company to the following:

indie Semiconductor
32 Journey
Aliso Viejo, California 92656
Attention: Tom Schiller, CFO
(949) 608 0854
info@indiesemi.com

With a required copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell Nussbaum
Giovanni Caruso
(212) 407-4159
mnussbaum@loeb.com
gcaruso@loeb.com

And

Nelson Mullins Riley & Scarborough LLP
101 Constitution Ave NW, Suite 900
Washington, DC 20001
Attention: Jonathan Talcott
Peter Strand
(202) 689-2800
jon.talcott@nelsonmullins.com
peter.strand@nelsonmullins.com

2.9 Currency. A new Section 9.10 is hereby inserted as follows:

“Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD).”

2.10 Exhibit A to the Existing Warrant Agreement is hereby amended by replacing “Ordinary Shares” with “Class A Common Stock” and inserting after “(the “Warrant Agreement”),” “as amended by that certain Assignment, Assumption and Amendment Agreement dated June 10, 2021”.

3. Miscellaneous Provisions.

3.1 Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Transactions and shall automatically be terminated and shall be null and void if the Transaction Agreement shall be terminated for any reason.

3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4 Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

3.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

3.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8 Reference to and Effect on Agreements; Entire Agreement.

3.8.1 Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

3.8.2 This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

THUNDER BRIDGE ACQUISITION II, LTD.

By:	/s/ Gary Simanson
Name:	Gary A. Simanson
Title:	Chief Executive Officer

THUNDER BRIDGE II SURVIVING PUBCO, INC.

By:	/s/ Gary Simanson
Name:	Gary A. Simanson
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Douglas Reed
Name:	Douglas Reed
Title:	Vice President

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]